Filed Pursuant to Rule 424(b)(5)
Registration No. 333-141454

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2007)

MICROVISION, INC.

11,171,674 Shares of Common Stock

Warrants to Purchase 6,703,004 Shares of Common Stock

We are offering directly to certain investors 11,171,674 shares of our common stock and warrants to purchase 6,703,004 shares of common stock as described in this prospectus supplement. This prospectus does not cover the shares of common stock issuable on exercise of the warrants. Each investor will receive a warrant to purchase 0.60 shares of our common stock at an exercise price of $3.60 per share, for each share of common stock purchased. The shares of common stock and warrants to purchase common stock are immediately separable and will be issued separately.

Our shares are quoted on The Nasdaq Global Market under the symbol “MVIS.” On July 16, 2008, the last sale price of our common stock as reported on The Nasdaq Global Market was $3.08 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 2 of the prospectus accompanying this prospectus supplement for a discussion of important risks that you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have engaged FTN Midwest Securities Corp and Craig-Hallum Capital Group LLC as our exclusive placement agents to use their reasonable best efforts to place our common stock and warrants to purchase our common stock in this offering. We have agreed to pay the placement agents the aggregate placement agent fees set forth in the table below. The placement agents are not purchasing or selling any of these securities nor are they required to sell any specific number or dollar amount of securities, but have agreed to use their best efforts to sell the securities offered by this prospectus supplement.

	Per Unit	Total
Public offering price	$2.33	$26,030,000

Placement agent fees	$0.14	$1,561,800

Proceeds, before expenses, to us	$2.19	$24,468,200

We estimate the total expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $225,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth above. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about July 23, 2008. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the securities are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.

FTN Midwest Securities	Craig-Hallum Capital Group

The date of this prospectus supplement is July 18, 2008.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated May 7, 2007 and any amendments to such prospectus. This prospectus supplement provides supplemental information regarding the Company, updates and changes information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate by reference important information into this prospectus supplement and the accompanying prospectus. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in the accompanying prospectus. You should carefully read both this prospectus supplement and the accompanying prospectus, as well as additional information described under “Documents Incorporated by Reference,” before deciding to invest in shares of our common stock and warrants to purchase shares of our common stock. If the information in, or incorporated by reference in, this prospectus supplement conflicts with information in the accompanying prospectus or a document incorporated by reference herein or therein, the information in, or incorporated by reference in, this prospectus supplement shall control. All references in this prospectus supplement to “Microvision, Inc.,” “the Company,” “we,” “us” or “our” mean Microvision, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not, and the placement agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus supplement, in the section entitled “Risk Factors” in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus supplement may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our consolidated financial statements and notes thereto appearing elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein, carefully.

Our Company

We are developing compact, low power, high-resolution displays and imaging systems based on silicon micro-mirror technology. Our technology has potential applications for a broad range of consumer, automotive, medical, industrial, and military products. Our proprietary technology platform combines bi-axial Micro-Electrical Mechanical system (“MEMS”) light scanning technologies, lasers, optics, electronics, with our system controls expertise to produce compact display or imaging solutions that we anticipate will lead to introduction of new applications and products in the consumer and automotive markets. Historically, we have entered into development agreements with commercial and U.S. government customers to develop advanced prototype and demonstration units based on our light scanning technologies.

In 2006, we announced our new strategy to design, develop and supply a proprietary display engine called PicoP™ and we changed the company’s business model and go-to-market strategy and principally rely on original equipment manufacturers (OEMs) to commercialize products based on the PicoP engine. The PicoP display engine is an ultra-miniature video projector capable of producing large, color rich, high resolution images, but it is also small and low power enough to be embedded directly into mobile devices, such as cell phones. PicoP-based miniature projection engines are being marketed to OEMs to be embedded into a variety of consumer products. The primary goal for consumer display applications is to provide mobile device users with a large screen, high resolution viewing experience from their mobile devices.

We are currently developing a small accessory projector that would be the first commercial product based on our PicoP display engine. The accessory projector is expected to display images from a variety of video sources including cell phones, portable media players, (PMPs), PDAs, gaming consoles, laptop computers, digital cameras, and other consumer electronics products. It would allow users to watch movies, play videos, and display photos and other data onto a variety of flat or curved surfaces. We expect that the accessory product will be commercially available during the first half of 2009.

The PicoP display engine, with some modification, could be embedded into a vehicle to create a heads up display (HUD) that could project point-by-point navigation, critical operational, safety and other information important to the vehicle operator. In working with Tier 1 suppliers, we have produced prototypes that demonstrate the PicoP’s ability to project onto the windscreen of an automobile a high-resolution image readable during day or night.

We believe that the PicoP display engine could also be modified to be embedded into a pair of glasses to provide a mobile user with a see-through or occluded personal display to view movies, play games or access other content. We are working with the US Air Force to further develop the optical design and integration of the PicoP display engine for military applications such as helmet mounted displays and full color see-through eyewear.

Financial Update

The Company expects revenues for the second quarter of 2008 to be approximately $1.6 million and loss from operations to be between $9.1 million and $9.6 million for an expected estimated net loss per share of approximately $0.17. The Company expects cash used in operations for second quarter of 2008 to be approximately $9.6 million, including a total of approximately $1.8 million from an annual payment to a MEMS development partner and payment of employee bonuses for 2007, as well as expected increased investment required to support commercial product introduction. The Company expects the backlog as of the end of the second quarter of 2008 to be approximately $675,000.

The Offering

Common stock offered by us	11,171,674 shares

Warrants offered by us	Warrants to purchase 6,703,004 shares of common stock. The warrants are exercisable beginning on the first anniversary of issuance until the fifth anniversary of issuance at an exercise price per share equal to $3.60.

Common stock to be outstanding after this offering	68,021,252 shares

Nasdaq Global Market Symbol	MVIS

Use of proceeds	The net proceeds from the sale of common stock and warrants to purchase common stock offered by this prospectus supplement will be used for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The number of shares outstanding excludes shares issuable upon exercise of outstanding options, shares issuable upon exercise of outstanding warrants (including the warrants offered hereby), shares issuable upon conversion of our outstanding senior secured convertible notes and shares reserved for issuance pursuant to our 2006 Stock Option Plan, as of May 31, 2008.

RISK FACTORS

Any investment in our common stock and warrants involves a high degree of risk. You should consider carefully the risks and uncertainties described in the accompanying prospectus under “Risk Factors,” and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock and warrants. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of such risks could harm our business. The trading price of our common stock and warrants could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

USE OF PROCEEDS

We expect the net proceeds from the sale of the shares of common stock and warrants being offered by this prospectus supplement will be approximately $24.2 million, after deducting the placement agent fees and our estimated offering expenses. We intend to use the net proceeds from the sale of the shares of common stock and warrants for general corporate purposes, including, but not limited to, working capital and capital expenditures. Although we have no acquisitions planned, we may also use a portion of the net proceeds to acquire other technologies. Our board of directors will have broad discretion in determining how any net proceeds will be used.

DESCRIPTION OF OUR CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 125,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. As of May 31, 2008, there were 56,821,956 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus supplement will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Microvision, which could depress the market price of our common stock.

DESCRIPTION OF WARRANTS

Each investor will receive a warrant to purchase 0.60 shares of our common stock for every share of common stock purchased in this offering. The warrants will be issued pursuant to one or more warrant agreements executed by us. Each warrant entitles the holder thereof to purchase shares of our common stock at an exercise price equal to $3.60 per share. The warrants will be exercisable at any time beginning on the first anniversary of the date of issuance until the fifth anniversary of the date of the issuance of the warrants. The warrants may be exercised by surrendering to the warrant agent the warrant certificate evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable. At any time on or after one year after the issuance of the warrants, we may, by written notice to the holders of the warrants, redeem the warrants in full 15 days following the date of such notice; provided, however, that we may only deliver such notice if the average closing bid prices per share of our common stock over a period of 20 consecutive trading days ending on or after one year after the issuance of the warrants is more than 200% of the exercise price of the warrants. We must send notice to holders of warrants of such redemption within 10 business days thereafter in order for us to redeem the warrants following that trading period. Any warrants not exercised by holders thereof before the close of business on the 15th day after the date of our notice shall expire and be void.

Upon surrender of the warrant certificate, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, if applicable, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

If, and only if, a registration statement relating to the issuance of the shares underlying the warrants is not then effective or available, a holder of warrants would only be entitled to exercise the warrants on a cashless basis, where the holder receives the net value of the warrant in shares of common stock. Holders of warrants also will be able to exercise their warrants only if the shares of common stock underlying the warrant are qualified for sale or are at the time exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside. Shares issued pursuant to a cashless exercise would be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates (within the meaning of Rule 144 under the Securities Act).

The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.

No fractional shares will be issued upon exercise of the warrants. The warrants do not confer upon holders any voting or other rights as stockholders of the Company.

The Company has agreed to use reasonable commercial efforts to list the warrants on the Nasdaq Global Market as soon as practicable. However, the Company cannot give any assurance that it will be able to list the warrants.

DILUTION

If you invest in our securities, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

Our net tangible book value at March 31, 2008 was $29,114,000, or $0.51 per share of common stock. After giving effect to the sale of 11,171,674 shares of common stock and warrants to purchase 6,703,004 shares of common stock in this offering at the price of $2.33 per unit, and our receipt of the net proceeds from the sale of those securities (excluding any proceeds received upon exercise of warrants), our adjusted net tangible book value at March 31, 2008 would be $28,932,229, or $0.51 per share. This represents an immediate increase in pro forma net tangible book value of $0.30 per share to existing shareholders and an immediate and substantial dilution of $1.52 per share to new investors. The following table illustrates this per share dilution:

Public offering price per unit		$2.33

Net tangible book value per share at March 31, 2008	$0.51

Increase in net tangible book value per share attributable to offering	$0.30

Pro forma net tangible book value per share as of March 31, 2008, after giving effect to the offering		$0.81

Dilution per share to new investors in the offering		$1.52

These calculations exclude:

•	3,556,945 shares of common stock issuable upon exercise of warrants outstanding on March 31, 2008, all of which are exercisable at prices ranging from $2.76 to $34.00 per share; and

•	7,258,349 shares of common stock issuable upon exercise of options outstanding as of March 31, 2008, of which approximately 2,782,689 shares are exercisable, under our 2006 Stock Option Plan.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of July 18, 2008, with FTN Midwest Securities Corp and Craig-Hallum Capital Group LLC, as placement agents. FTN Midwest Securities Corp is acting as representative of the placement agents. Subject to the terms and conditions contained in the placement agency agreement, the placement agents have agreed to act as the placement agents in connection with the sale of up to 11,171,674 shares of our common stock and warrants to purchase 6,703,004 shares of our common stock in this offering. The placement agents are not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the securities, but they have agreed to use their best efforts to arrange for the sale of all of the securities in this offering. There is no required minimum number of securities that must be sold as a condition to completion of the offering.

The placement agency agreement provides that the obligations of the placement agents and the purchasers are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

We will enter into purchase agreements directly with purchasers in connection with this offering, and we will only sell to purchasers who have entered into purchase agreements.

We currently anticipate that the closing of the sale of 11,171,674 shares of our common stock and warrants to purchase 6,703,004 shares of our common stock will take place on or about July 23, 2008.

In order to facilitate the closing, purchaser funds will be deposited into an escrow account and held until jointly released by us and the representative on the date the securities are delivered to the purchasers. The escrow agent will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. The escrow agent will not accept any purchaser funds prior to the date of this prospectus supplement. Upon closing, we will deliver to each purchaser the number of shares purchased by such purchaser through the facilities of The Depository Trust Company and the number of warrants purchased by such purchaser in physical, certificated form.

We have agreed to pay the placement agents an aggregate fee equal to 6.0% of the gross proceeds from the sale of securities in this offering. In addition, we have agreed to reimburse the placement agents for their reasonable costs and expenses incurred in connection with their services under the placement agency agreement, including the fees and disbursements of their legal counsel, in an amount not to exceed $120,000.

Scura, Rise & Partners, LLC referred this transaction to FTN Midwest Securities Corp and will receive a referral fee from FTN Midwest Securities Corp in connection therewith.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8.0% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415. The following table shows the per unit and total maximum fees we will pay to the placement agents in connection with the sale of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby.

Per unit placement agent fees	$0.14
Total maximum placement agent fees	$1,561,800

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agents against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to contribute to payments that the placement agents may be required to make in respect of those liabilities.

The placement agents have informed us that they will not engage in over-allotment, stabilizing or syndicate covering transactions in connection with this offering.

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our common stock, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any, without the prior written consent of the representative. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period, then in each case the 90 day period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless the representative waives, in writing, such extension. At any time and without public notice, the representative may in its sole discretion release all or some of the securities from these lock-up agreements.

The placement agents may distribute this prospectus supplement and the accompanying prospectus electronically.

The placement agents have agreed to use reasonable commercial efforts to assist the Company in listing the warrants for trading on the Nasdaq Global Market.

Forms of the placement agency agreement and the warrant agreement will be included as exhibits to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

From time to time in the ordinary course of their business, one or more of the placement agents or their affiliates have in the past engaged, and may in the future engage, in investment banking, commercial banking and/or other services with us and our affiliates for which they have received, and may in the future receive, customary fees and expenses.

LEGAL MATTERS

The validity of the common stock and warrants to purchase common stock being offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Goodwin Procter LLP, New York, New York, is acting as counsel for the placement agents in connection with various legal matters relating to the shares of common stock and warrants to purchase common stock offered hereby.

DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-141454), including amendments, relating to the common stock and warrants to purchase common stock offered by this prospectus supplement and the accompanying prospectus, which have been filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock and warrants offered by this prospectus supplement and the accompanying prospectus we refer you to the registration statement and the exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC before the date of the prospectus, and information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information.

PROSPECTUS

$35,000,000

MICROVISION, INC.

Common Stock

Preferred Stock

Warrants

We may sell from time to time up to $35,000,000 of our common stock, preferred stock, or warrants in one or more transactions.

We will provide specific terms of these securities and offerings in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the Nasdaq Global Market under the symbol “MVIS.” On May 4, 2007, the closing price of our common stock on the Nasdaq Global Market was $4.16 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” on page 2.

Our executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2007.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our financial condition, results of operations, business, and prospects. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our scanned beam display and image capture businesses; the ability of our scanned beam display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; our ability to obtain financing; the market value of our investment in Lumera Corporation; developments in the defense, aerospace and other industries on which we have focused; and our relationships with strategic partners.

These forward-looking statements are not guarantees of future performance. There are important factors that could cause our actual results, performance or achievements to differ materially from those contemplated, expressed or implied by such forward-looking statements, including those factors discussed in “Risk Factors” below.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented, which is incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by our subsequent filings, including filings after the date hereof, with the Securities and Exchange Commission under the Exchange Act. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE COMPANY

Microvision Inc. is a leader in the development of high-resolution displays and imaging systems based on silicon micro-mirror technology. The Company’s technology has applications in a broad range of consumer, medical, industrial, professional and military products.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sales. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

TO EARNINGS

As we have incurred losses in each of the periods presented below, our earnings were inadequate to cover fixed charges and preference dividends, if any, by the following amounts (in thousands):

	FISCAL YEAR ENDED DECEMBER 31,
	2002	2003	2004	2005	2006
Additional earnings required to cover fixed charges	$34,917	$33,288	$33,924	$27,641	$32,432

Our deficiency of combined fixed charges and preference dividends to earnings for each of the periods referred to above has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preference dividends, if any.

DESCRIPTION OF CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 125,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share. As of March 19, 2007, there were 43,389,987 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Microvision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding. If we offer preferred stock, the terms of that series of preferred stock will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement or term sheet relating to the warrants offered hereby. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

•

the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement or term sheet relating to any issue of warrants will describe such considerations.

PLAN OF DISTRIBUTION

General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Listing of Securities. Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which is listed on the Nasdaq Global Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity or any trading in the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our annual report on Form 10-K for the year ended December 31, 2006;

•	Our Amendment No. 1 to our annual report on Form 10-K for the year ended December 31, 2006;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2007;

•	Our current report on Form 8-K filed with the SEC on February 23, 2007; and

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The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Microvision, Inc. 6222 185th Avenue NE Redmond, Washington 98052 Attention: Investor Relations (425) 936-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINION

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Microvision, Inc. incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.